PROSPECTUS SUPPLEMENT NO. 8	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated May 14, 2007	Registration No. 333-129842

Computer Software Innovations, Inc.

14,435,472 SHARES OF COMMON STOCK

This Prospectus Supplement supplements the Prospectus dated May 14, 2007, as amended and supplemented, relating to the offer and sale by the selling stockholder identified in the Prospectus of up to 14,435,472 shares of common stock of Computer Software Innovations, Inc. (the “Company”).

This Prospectus Supplement includes the Company’s Form 8-K filed with the Securities and Exchange Commission on October 11, 2007.

The information contained in the report included in this Prospectus Supplement is dated as of the period of such report. This Prospectus Supplement should be read in conjunction with the Prospectus dated May 14, 2007, as supplemented on May 25, 2007, June 1, 2007, June 27, 2007, August 14, 2007, September 14, 2007, October 3, 2007 and October 5, which supplements are to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated May 14, 2007, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 8 is October 11, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 9, 2007

COMPUTER SOFTWARE INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51758	98-0216911
(Commission File Number)	(IRS Employer Identification No.)

900 East Main Street, Suite T, Easley, South Carolina	29640
(Address of principal executive offices)	(Zip Code)

(864) 855-3900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On October 9, 2007, Barron exercised its Common Stock Purchase Warrant “A-2” for 114,800 shares of our common stock. The conversion price was $.70 per share. The aggregate proceeds to Computer Software Innovations, Inc. (the “Company”) were $80,360 for the exercise.

The warrant exercise was effectuated pursuant to an exemption from registration under the Securities Act pursuant to Section 4(2) of such act. Barron is a private investment partnership that specializes in investing in micro-cap public companies, and is an accredited investor. Barron acquired shares of our convertible preferred stock and the common stock warrants as part of a recapitalization of the Company in the first quarter of 2005. Pursuant to a Registration Rights Agreement between the Company and Barron dated February 11, 2005 and subsequently amended, the Company is generally required to maintain an effective registration statement with the Securities and Exchange Commission (the “SEC”) until February 11, 2009, in order to permit Barron to resell the shares of common stock underlying the preferred stock and warrants. The Company’s Form SB-2 registration statement was declared effective by the SEC on February 14, 2006 and Post-effective Amendment No. 4 thereto was again declared effective on May 14, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUTER SOFTWARE INNOVATIONS, INC.

By	/s/ David B. Dechant
Name:	David B. Dechant
Title:	Chief Financial Officer

Dated: October 11, 2007

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